U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 12, 2012

Inrad Optics, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	000-11668	22-2003247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

181 Legrand Avenue, Northvale, New Jersey		07647
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (201) 767-1910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Inrad Optics, Inc. (the “Company”) announced today that President and CEO, Joseph J. Rutherford, age 65, has informed the Board of his intention to retire as President and CEO effective September 30, 2012. Mr. Rutherford will remain with the Company as a member of the Board of Directors.

Amy Eskilson, age 52, has been selected by the Board of Directors to become President and CEO, effective October 1, 2012.

Ms. Eskilson has served as Inrad Optics Vice President of Sales and Marketing since February 2011. Her career in the Photonics industry began in 1992 with Thorlabs, a photonic tools catalog company, where she also served as Director of Business Development from 2001 to 2011. During her career she was involved in photonic industry start-ups Nova Phase, Menlo Systems, and Idesta Quantum Electronics.  Ms. Eskilson received her BA in Communications in 1985 from Montclair State University.

As President and CEO, Ms. Eskilson will receive an annual salary of $180,000, and be granted incentive stock options to purchase 30,000 shares of the Company's common stock at the market price on the date of grant.  She will also be entitled to an annual bonus awarded at the discretion of the Company’s Board of Directors.

A copy of the Offer of Employment to Ms. Eskilson and a Press Release dated September 14, 2012 announcing the retirement of Mr. Rutherford and the appointment of Ms. Eskilson are included as attachments to this public filing.

9.01. Financial Statements and Exhibits

(d) The following exhibits are filed with this report.

Number	Description of Exhibit

10.1	Offer of Employment dated September 12, 2012
99.1	Press Release dated September 17, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 17, 2012
	By:	/s/ W.J. Foote
William J. Foote
Chief Financial Officer, Secretary and Treasurer